EXHIBIT 99.1
PSB Group, Inc. Announces Fourth-Quarter Financial Results
     Madison Heights, MI. March 6, 2009 — PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported a net operating loss, excluding non-recurring items, before taxes of $3.1 million for the three months ended December 31, 2008 compared with a net operating loss before taxes of $2.8 million for the fourth quarter of 2007. For the year ended December 31st, 2008 the Company recorded a net operating loss, excluding non-recurring items, before tax of $9.5 million compared with a net operating loss before tax of $4.6 million for 2007. The net loss for the fourth quarter of 2008 was $9.610 million versus $1.831 million for the fourth quarter of 2007. Management elected to take two one time charges during the fourth quarter of 2008 — a non-cash charge for the elimination of goodwill of $4.458 million and the full write down of a deferred tax asset of $3.1 million. The full year loss for 2008 including the one- time charges was $13.797 million versus $2.742 million in 2007.
     Total Assets at December 31, 2008 were $460.516 million compared to $470.550 million at September 30, 2008 and $492.271 million at December 31, 2007. Total loans were $374.809 million as of December 31, 2008 compared to $382.876 million at September 30, 2008. Deposits increased to $412.442 million at December 31, 2008 from $395.463 million at September 30, 2008. Deposit growth was due to new customer acquisitions over the course of the quarter.
     Michael J. Tierney, President and CEO commented, “The loss in the fourth quarter and for the full year was concentrated on two fronts. First, credit issues and the efforts to manage through a very difficult Michigan economy caused the Bank to set aside a substantial provision for loan losses. The fourth quarter was impacted by a loan loss provision of $3.99 million dollars. This allowed us to build the loan loss reserve to 1.90% at year end or $7.116 million dollars. This compares with a loan loss reserve of 1.33% or $5.184 million dollars at December 31, 2007. This action positions PSB to handle the significant challenges our customers will face in 2009. We do not expect any quick improvement in the Southeast Michigan economy in 2009 and we have prepared ourselves to deal with the ongoing economic weakness in our market. The second action was to address one time charges. The Company wrote off goodwill which amounted to $4.458 million dollars and also eliminated a deferred tax asset of $3.1 million dollars. These actions are consistent with similar actions taken recently by banks around the country.
     The net interest margin improved 8.5% from 3.76% in 2007 to 4.08% for the full year in 2008. PSB has maintained its margin through these volatile times by following a strong pricing discipline on both loans and deposits and through our ability to grow core deposits. Our successful new products and the strong sales and service culture we have in our company have helped us build our deposit base while controlling deposit costs. Deposits have continued to increase significantly in the first few months of 2009 as clients seek a safe place to invest their funds and a higher level of service than they have been getting from the big banks in our marketplace. PSB is adequately capitalized and we continue to provide a safe and secure banking choice for our communities, just as we always have for over 100 years.

     Non-interest income was impacted by losses on the sale of ORE property. Service charges on deposit accounts were up 5% for the quarter from the prior year and continue to grow as we bring on more checking accounts. Loan fees were off due to lower lending volumes but have been increasing recently as we are now experiencing a significant increase in mortgage refinance activity. We anticipate that the new stimulus programs introduced by President Obama and passed by Congress will help us to continue to make mortgage loans more affordable for the residents of Southeast Michigan.
     We were successful in reducing, re-occurring non-interest expenses in 2008. Our expenses net of ORE and goodwill are down 20% in the fourth quarter of 2008 versus the fourth quarter of 2009. Efficiency improvements and reductions in occupancy expenses already implemented will result in another $1.5 - 2 million of non-interest expense improvements from the 2008 level outside of loan collection and ORE expenses. We continue to review all contracts and all processes to find ways to be more efficient. We reduced our staffing level by over 10% in the last ninety days. We did not pay any bonuses in 2008 and we have frozen merit increases for all employees in 2009. We are taking every step we can to return the company to profitability as quickly as possible.
     In summary, Mr. Tierney concluded his comments by saying, “Peoples State Bank is celebrating 100 years of service to Southeast Michigan during 2009. Over the course of 100 years, the Bank has seen many highs and lows. Through all these cycles we have worked closely with our customers to help pull them through the toughest of times. These are tough times — and they call for exceptional effort and support so we can return PSB and Southeast Michigan to prosperity. We look forward to providing exceptional service to the communities we serve for the next 100 years!!!!”
     To provide an update on other business matters, on March 3, 2009, PSB Group Inc., withdrew its application to participate in the United State Department of Treasury’s TARP Capital Purchase Program under the Emergency Economic Stabilization Act of 2008. Some of the reasons for this decision included a decline in our stock price since the application date which would cause a significant increased number of warrants to be issued further diluting existing shareholders, and concerns about the U. S. Governments ability to modify the agreements at any time.
     Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases “will likely result”, “are expected to”, “expect”, “is anticipated”, “estimate”, “project”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the bank’s market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the bank’s and Corporation’s reports. These forward-looking statements represent the Corporation’s judgment as of the date of this report. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.
Contact:	David A. Wilson Senior Vice President & CFO (248) 548-2900